Exhibit 99 J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 72 to Registration Statement No. 333-129342 on Form N-1A of our reports each dated December 22, 2017, relating to the financial statements and financial highlights of BBH Limited Duration Fund, BBH Core Select, BBH Global Core Select, BBH Partner Fund- International Equity (formerly, BBH International Equity Fund) and BBH Intermediate Municipal Bond Fund (the “Funds”), each a series of BBH Trust, appearing in the Annual Report on Form N-CSR of BBH Trust, for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

February 20, 2018